Exhibit 99.1

Quest Resource Holding Corporation Announces Proposed Public Offering

Frisco, TX – September 18, 2014 – Quest Resource Holding Corporation (NASDAQ: QRHC) (the “Company”) announced today that it intends to offer shares of its common stock, together with warrants to purchase shares of its common stock, in an underwritten public offering.

Maxim Group LLC is acting as sole book-running manager.

The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.

The shares of common stock and warrants will be issued by the Company pursuant to a shelf registration statement that was previously filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov. A final prospectus supplement related to the offering will be filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement, copies of which may be obtained, when available, from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174 or via telephone at 212-895-3745.

About Quest Resource Holding Corporation

Quest Resource Holding Corporation (“Quest”) provides programs for sustainability, recycling, and resource management. Through its subsidiaries, Quest Resource Management Group, LLC and Earth911, Inc., Quest designs programs, manages their execution, and delivers digital content and data to help consumers and businesses achieve a lower-waste lifestyle. Quest is dedicated to creating a more sustainable and profitable approach for its enterprise clients, and a multifaceted and inclusive medium for sustainability publishing. (NASDAQ: QRHC) (www.QRHC.com)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding our intention to offer shares of our common stock, together with warrants to purchase shares of our common stock, in an underwritten public offering and our expectation that the shares of common stock and warrants in the offering will be sold by our company. These statements are based on the Company’s current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, the risks and uncertainties associated with market conditions, the satisfaction of customary closing conditions related to the offering, risks and uncertainties associated with our business and finances in general, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”), including our Report on Form 10-K for the year ended December 31, 2013. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.